Exhibit 16.1

Securities and Exchange Commission 100 F Street NE
Washington, DC 20549

To Whom It May Concern:

We have read Item 4.01(a) of Form 8-K/A dated March 4, 2025 of Community Trust Bancorp, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Louisville, Kentucky
March 4, 2025